Apollo Investment Corporation
Reports Financial Results for the Quarter Ended September 30, 2016

Fiscal Second Quarter and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.18, compared to $0.16 for the quarter ended June 30, 2016

•	Net asset value per share as of the end of the quarter was $6.95 compared to $6.90 as of June 30, 2016, a 0.7% increase

•	Declared a dividend of $0.15 per share

•	Net leverage as of the end of the quarter was 0.63 x, compared to 0.66 x as of June 30, 2016

•	Continued to make steady progress toward the successful execution of our portfolio repositioning strategy including reducing exposure to oil & gas and structured credit investments

•
Expanded the share repurchase program by $50 million in September which increased the total amount available to be repurchased to $150 million, and continued to actively repurchase stock during the quarter

New York, NY — November 8, 2016 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its second fiscal quarter ended September 30, 2016. The Company’s net investment income was $0.18 per share for the quarter ended September 30, 2016, compared to $0.16 per share for the quarter ended June 30, 2016. The Company’s net asset value (“NAV”) was $6.95 per share as of September 30, 2016 compared to $6.90 as of June 30, 2016.
On November 7, 2016, the Board of Directors declared a dividend of $0.15 per share, payable on January 5, 2017 to shareholders of record as of December 21, 2016.
Mr. James Zelter, Apollo Investment’s Chief Executive Officer, commented, “We continue to make steady progress toward the successful execution of the strategy that we outlined last quarter. During the period, we reduced our exposure to certain existing verticals including oil and gas and structured credit and closed two life sciences co-investment transactions. Given the competitive environment, we were disciplined investors and reduced our net leverage ratio during the period which provides us with dry powder to deploy in more proprietary asset classes when attractive opportunities become available.” Mr. Zelter continued, “During the quarter, we continued to actively repurchase our stock below NAV which is a component of our strategy to deliver value to our shareholders.”

FINANCIAL HIGHLIGHTS

($ in billions, except per share data)	September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015
Total assets	$2.65		$2.79		$3.09		$3.22		$3.30
Investment portfolio (fair value)	$2.55		$2.62		$2.92		$3.07		$3.19
Debt outstanding (1)	$1.01		$1.10		$1.31		$1.38		$1.37
Net assets	$1.54		$1.55		$1.65		$1.72		$1.83
Net asset value per share	$6.95		$6.90		$7.28		$7.56		$7.83

Debt-to-equity ratio (1)	0.66	x	0.71	x	0.80	x	0.80	x	0.75 x
Net leverage ratio (1) (2)	0.63	x	0.66	x	0.75	x	0.76	x	0.73 x
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(1)	Numbers for March 31, 2016 were updated due to the retrospective application of the new accounting pronouncements (ASU 2015-03 and ASU 2015-15) adopted as of April 1, 2016.

(2)	The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash, less foreign currencies, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

(in millions)*	Three Months Ended September 30, 2016	Six Months Ended September 30, 2016
Investments made in portfolio companies	$127.6	$250.4
Investments sold	(17.9)	(164.0)
Net activity before repaid investments	109.7	86.4
Investments repaid	(197.1)	(390.5)
Net investment activity	$(87.4)	$(304.1)

Portfolio companies at beginning of period	81	89
Number of new portfolio companies	6	11
Number of exited portfolio companies	(5)	(18)
Portfolio companies at end of period	82	82

Number of investments in existing portfolio companies	10	22
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* Totals may not foot due to rounding.

OPERATING RESULTS

(in millions)	Three Months Ended September 30, 2016	Six Months Ended September 30, 2016
Net investment income	$39.5	$75.6
Net realized and change in unrealized gains (losses)	1.6	(76.6)
Net increase (decrease) in net assets resulting from operations	$41.1	$(1.0)

(per share)
Net investment income on per average share basis	$0.18	$0.34
Net realized and change in unrealized gain (loss) per share	0.00	(0.34)
Earnings per share — basic	$0.18	$0.00

SHARE REPURCHASE PROGRAM
In September, the Company announced that its Board of Directors expanded the Company’s stock repurchase program by $50 million which increased the total amount available to be repurchased to $150 million.
During the three months ended September 30, 2016, the Company repurchased 3,072,926 shares at a weighted average price per share of $5.95, inclusive of commissions, for a total cost of $18.3 million.
Since the end of September (1), the Company repurchased 2,215,616 shares at a weighted average price per share of $5.90 inclusive of commissions, for a total cost of $13.1 million
Since the inception of the share repurchase program (1), the Company repurchased 16,962,197 shares at weighted average price per share of $5.89 inclusive of commissions, for a total cost of $99.8 million.
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(1)Through November 7, 2016.

CONFERENCE CALL / WEBCAST AT 10:00 AM EST ON NOVEMBER 8, 2016
The Company will host a conference call on Tuesday, November 8, 2016 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID #88541620 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through November 22, 2016 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 88541620. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of the Company’s website at www.apolloic.com.
SUPPLEMENTAL INFORMATION
The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available on the Investor Relations section of the Company’s website at www.apolloic.com.

Our portfolio composition and weighted average yields as of September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, and September 30, 2015 were as follows:

	September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015
Portfolio composition, at fair value:
Secured debt	64%		65%		65%		67%		63%
Unsecured debt	9%		9%		9%		9%		9%
Structured products and other	12%		12%		11%		11%		13%
Preferred equity	3%		3%		3%		3%		5%
Common equity/interests and warrants	12%		11%		12%		10%		10%
Weighted average yields, at amortized cost basis, exclusive of securities on non-accrual status (1):
Secured debt portfolio	11.0%		11.0%		11.0%		11.4%		11.3%
Unsecured debt portfolio	10.8%		10.8%		10.7%		11.2%		11.3%
Total debt portfolio	11.0%		11.0%		11.0%		11.4%		11.6%
Income-bearing investment portfolio composition, at fair value:
Fixed rate amount	$1.0	billion	$1.0	billion	$1.1	billion	$1.2	billion	$1.0	billion
Floating rate amount	$1.1	billion	$1.1	billion	$1.2	billion	$1.3	billion	$1.5	billion
Fixed rate, as percentage of total	48%		48%		47%		48%		42%
Floating rate, as percentage of total	52%		52%		53%		52%		58%
Income-bearing investment portfolio composition, at amortized cost:
Fixed rate amount	$1.2	billion	$1.0	billion	$1.1	billion	$1.3	billion	$1.1	billion
Floating rate amount	$1.2	billion	$1.1	billion	$1.3	billion	$1.3	billion	$1.5	billion
Fixed rate, as percentage of total	50%		49%		47%		49%		42%
Floating rate, as percentage of total	50%		51%		53%		51%		58%
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(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.

APOLLO INVESTMENT CORPORATION
STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except share and per share data)

	September 30, 2016	March 31, 2016
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $1,605,296 and $2,052,896, respectively)	$1,410,698	$1,790,294
Non-controlled/affiliated investments (cost — $363,985 and $216,202, respectively)	287,569	272,558
Controlled investments (cost — $859,936 and $829,029, respectively)	850,301	853,977
Total investments at fair value (cost — $2,829,217 and $3,098,127, respectively)	2,548,568	2,916,829
Cash	65,744	16,521
Foreign currencies (cost — $4,369 and $2,354, respectively)	4,368	2,384
Receivable for investments sold	71	79,625
Interest receivable	15,323	29,749
Dividends receivable	6,992	9,509
Deferred financing costs	12,447	14,497
Prepaid expenses and other assets	1,051	9,523
Total Assets	$2,654,564	$3,078,637

Liabilities
Debt	$1,014,794	$1,312,960
Payable for investments purchased	24,126	25,091
Distributions payable	33,314	45,231
Management and performance-based incentive fees payable	22,350	31,124
Interest payable	7,034	7,444
Accrued administrative services expense	1,412	2,015
Other liabilities and accrued expenses	9,596	9,191
Total Liabilities	$1,112,626	$1,433,056

Net Assets	$1,541,938	$1,645,581

Net Assets
Common stock, $0.001 par value (400,000,000 shares authorized; 221,994,770 and 226,156,496 shares issued and outstanding, respectively)	$222	$226
Paid-in capital in excess of par	3,002,583	3,026,922
Accumulated underdistributed net investment income	68,504	71,231
Accumulated net realized loss	(1,282,620)	(1,288,141)
Net unrealized loss	(246,751)	(164,657)
Net Assets	$1,541,938	$1,645,581

Net Asset Value Per Share	$6.95	$7.28

APOLLO INVESTMENT CORPORATION STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Investment Income
Non-controlled/non-affiliated investments:
Interest income	$42,406	$70,255	$90,750	$143,829
Dividend income	1,069	911	2,173	1,787
Other income	349	2,828	2,047	6,145
Non-controlled/affiliated investments:
Interest income	369	224	630	451
Dividend income	4,656	9,503	7,703	18,670
Other income	—	70	70	227
Controlled investments:
Interest income	17,427	10,629	34,672	21,183
Dividend income	2,750	4,000	7,450	7,731
Other income	—	—	—	63
Total Investment Income	$69,026	$98,420	$145,495	$200,086
Expenses
Management fees	$13,302	$16,727	$27,700	$34,079
Performance-based incentive fees	1,943	10,774	10,393	22,641
Interest and other debt expenses	14,438	21,764	31,231	44,200
Administrative services expense	2,642	1,650	4,168	3,083
Other general and administrative expenses	2,550	2,725	7,589	4,889
Total expenses	34,875	53,640	81,081	108,892
Management and performance-based incentive fees waived	(5,302)	(4,722)	(11,019)	(9,237)
Expense reimbursements	(84)	(59)	(168)	(117)
Net Expenses	$29,489	$48,859	$69,894	$99,538
Net Investment Income	$39,537	$49,561	$75,601	$100,548
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$17,348	$(34,124)	$(40,127)	$(76,785)
Non-controlled/affiliated investments	(21,257)	—	44,574	(67)
Controlled investments	—	3,148	(191)	(39,714)
Foreign currency transactions	905	819	1,265	5,483
Net realized gains (losses)	(3,004)	(30,157)	5,521	(111,083)
Net change in unrealized losses:
Non-controlled/non-affiliated investments	46,305	(48,094)	65,026	(43,863)
Non-controlled/affiliated investments	(36,007)	12,916	(129,794)	28,733
Controlled investments	(10,284)	7,980	(34,583)	34,753
Foreign currency translations	4,567	6,047	17,257	(4,444)
Net change in unrealized losses	4,581	(21,151)	(82,094)	15,179
Net Realized and Change in Unrealized Gains (Losses)	$1,577	$(51,308)	$(76,573)	$(95,904)
Net Increase (Decrease) in Net Assets Resulting from Operations	$41,114	$(1,747)	$(972)	$4,644
Earnings (Loss) Per Share — Basic	$0.18	$(0.01)	$0.00	$0.02
Earnings (Loss) Per Share — Diluted	N/A	$(0.01)	N/A	$0.02

About Apollo Investment Corporation
Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Contact
Elizabeth Besen
Investor Relations Manager
Apollo Investment Corporation
(212) 822-0625
ebesen@apollolp.com